As filed with the Securities and Exchange Commission on September
24, 2004.

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     RASER TECHNOLOGIES, INC.
                     ------------------------
          (Name of small business issuer in its charter)

      Utah                         3621                      87-0638510
      ----                         ----                      ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)

                    5152 North Edgewood Drive, Suite 375
                             Provo, Utah 84604
                              (801) 765-1200
                              --------------
       (Address and telephone number of principal executive offices)

                    5152 North Edgewood Drive, Suite 375
                             Provo, Utah 84604
                             -----------------
                  (Address of principal place of business
                  or intended principal place of business)

                            Kraig T. Higginson
                     5152 North Edgewood Drive, Suite 375
                             Provo, Utah 84604
                              (801) 765-1200
                              --------------
         (Name, address and telephone number of agent for service)

                                 Copies to:
                          Branden T. Burningham, Esq.
                         455 East 500 South, Suite 205
                          Salt Lake City, Utah 84111
                               (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==============================================================================

                        CALCULATION OF REGISTRATION FEE

Title of
Each                    Proposed      Proposed
Class of                Maximum       Maximum
Securities              Amount of     Offering    Aggregate       Amount of
to be                   shares to be  Price per   Offering        Registration
Registered              Registered    Share (1)   Price (1)       Fee
==============================================================================

Common stock (1)(2)     1,575,042     $5.905      $ 9,300,623.01  $1,178.39
Common stock (1)(3)       367,510     $3.50       $ 1,286,285     $  162.97
Common stock (1)(4)       393,758     $8.55       $ 3,366,630.90  $  426.55
Common stock (1)(5)       109,800     $8.55       $   938,790     $  118.94
Common stock (1)(6)       100,000     $3.50       $   350,000     $   44.34
Common stock (1)(7)        25,000     $3.05       $    76,250     $    9.66
Common stock (1)(8)       100,000     $2.00       $   200,000     $   25.35

TOTALS                  2,671,110                 $15,518,578.91  $1,966.20

==============================================================================

(1) These shares are registered on behalf of the selling stockholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act on the basis of the average of the bid and asked prices of our common stock as quoted on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. or the NASD on the business day immediately prior to the filing of this registration statement.

(2) Represents 130% of the shares of our common stock issuable upon the conversion of 4,240.5 presently outstanding shares of our Series B Convertible Preferred Stock, as outlined under "Selling Security Holders."

(3) Represents 130% of shares of our common stock issuable as dividends on our outstanding shares of Series B Convertible Preferred Stock, as outlined under "Selling Security Holders."

(4) Represents 130% of the shares issuable upon the exercise of warrants issued by us having an exercise price of $8.55 per share, as outlined under "Selling Security Holders."

(5) Represents shares issuable upon the exercise of warrants issued by us having an exercise price of $8.55 per share, as outlined under "Selling Security Holders."

(6) Represents shares issuable upon the exercise of warrants issued by us having an exercise price of $3.50 per share, as outlined under "Selling Security Holders."

(7) Represents shares issuable upon the exercise of warrants issued by us having an exercise price of $3.05 per share, as outlined under "Selling Security Holders."

(8) Represents shares issuable upon conversion of 5% Senior Subordinated Convertible Debentures at a price of $2.00 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 PROSPECTUS

                          RASER TECHNOLOGIES, INC.
       2,671,110 Shares of Common Stock Offered by Selling Stockholders

     This prospectus covers an aggregate of 2,671,110 shares of our common stock that the selling stockholders may sell.

     Our common stock is quoted on the OTC Bulletin Board of the NASD under the symbol "RSTG." On September 20, 2004, the last sale price of our common stock as quoted on the OTC Bulletin Board was $5.95.

     These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is _________, 2004.

                         TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Forward-Looking Information . . . . . . . . . . . . . . . . . . . . . . 8

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Determination of Offering Price and Dilution. . . . . . . . . . . . . . 9

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . .  9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 13

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .15

Directors, Executive Officers, Promoters and Control Persons . . . . . 15

Security Ownership of Certain Beneficial Owners and Management . . . . 18

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .21

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . .22

Disclosure of Commission Position on Indemnification for Securities . .22 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . .  23

Management's Discussion and Analysis or Plan of Operation . . . . . . .29

Certain Relationships and Related Transactions . . . . . . . . . . . . 30

Market for Common Equity and Related Stockholder Matters . . . . . . . 31

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 33

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 36

Changes in and Disagreements with Accountants on Accounting and . . . .62
Financial Disclosure

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .63

                              PROSPECTUS SUMMARY

                           RASER TECHNOLOGIES, INC.
                           ------------------------

                                 The Company
                                 -----------

     Raser Technologies, Inc., is a research and development company focused on developing advanced motor technology for broad applications, including the growing electric hybrid vehicle market. It has developed several innovations in electric motors and controllers that increase torque and power, allowing reduced manufacturing costs and providing enhanced performance.

     Raser calls its motor technology "Symetron" (TM) and labels motors enhanced by the technology as "Symetron Enhanced" (TM) motors. Raser has discovered several major innovations in these motors/controllers that provides greater efficiency at high power, while reducing manufacturing costs and providing enhanced performance.

     Management believes that these innovations have four major benefits:

     * For a comparable power output, Symetron (TM) enhanced motors and controllers can be smaller in size and lighter in weight than the current motors and controllers; this can mean a higher power density.

     * The performance characteristics of Symetron (TM) technology make it a good candidate for hybrid electric vehicle applications where high torque is needed for vehicle launch assist.

     * Due to less expensive components and simplicity of design, for a comparable power output, the estimated production costs for a Symetron (TM) enhanced motor and controller are anticipated to be less than those of current motors and controllers.

     * Use of Symetron (TM) motor technology may result in energy savings in some applications due to its greater efficiencies at full load in intermittent torque applications.

     Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604. Our telephone number is (801) 765-1200.

                                 The Offering
                                 ------------

Securities offered by us . . . .None.

Securities that may be sold
by our stockholders . . . . . . 2,671,110 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $3,954,758 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date of this prospectus, none of these warrants has been exercised.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Interwest Transfer Company, 1981 East Murray-
                                Holladay Road, Salt Lake City, Utah 84117,
                                Telephone No. 801-272-9294, serves as the transfer agent and registrar for our outstanding securities.

     We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling stockholders will only be responsible for any commissions, taxes, attorney's fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

                             RISK FACTORS
                             ------------

     Our present and intended business operations are highly speculative and involve substantial risks. Only investors who can bear the risk of losing their entire investment should consider buying our shares. Among the risk factors that you should consider are the following:

                  We Face Risks Related to Our Business
                  -------------------------------------

     We have limited assets and no current source of revenue.
     --------------------------------------------------------

     Raser is a development stage company that has not yet commenced its principal operations. Our company has limited assets and has had limited material operations since inception. We can provide no assurance that our current and proposed business will produce any material revenues or that we will ever operate on a profitable basis.

     The Symetron (TM) motor is an unproven concept in industrial and automobile applications.
------------------------

     The Symetron (TM) motor, controller and charging system is a new and novel technology. Therefore, there is significant engineering and manufacturing risk associated with Raser's motor industrial applications.

     The long-term durability of our technology is unproven.
     -------------------------------------------------------

     Because the Symetron (TM) motor, controller and charging system is a new and novel technology, it has not yet been durability tested for long term applications. We can provide no assurance that the technology will prove to be suitable for the applications for which it is intended.

     We face a higher risk of failure because our Symetron (TM) motor business is in its infancy.
------------------

      We face the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These potential difficulties include the following:

     * substantial delays and expenses related to testing and developing of our new products;

     *     competition from larger and more established companies;

     *     delays in reaching our marketing goals;

     * difficulty in recruiting qualified employees for management and other positions;

     *     our lack of sufficient customers, revenues and cash flow; and

     *     our limited financial resources.

     We may continue to face these and other difficulties in the future. Some of these problems may be beyond our control. If we are unable to successfully address them, our business will suffer.

     If we can not show that our Symetron (TM) motor technology is commercially viable, our business may fail.
-------------------------------------------

     Raser, in assessing its future potential, places great importance on the successful development of Symetron (TM) motor technology. This technology is still in its very early stages. Competitors with far greater financial resources than we have may create and market competing products. If management's expectations for our product do not materialize for any reason, our overall expectations will be seriously compromised.

     If we can not compete successfully, we may have to go out of business.
     ----------------------------------------------------------------------

     The market for electric motors and motor controllers is highly competitive. In addition, competitors may be developing new improvements in electric motor technologies that we may not be aware of. Virtually all of our current and potential competitors have much greater financial, technical, marketing, distribution and other resources. They also have greater name recognition and market presence and longer operating histories than we have. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Our ability to compete successfully in our market will depend upon certain factors, many of which are beyond our control and that may affect our ability to compete successfully. Our competitors may also be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies. We may be unable to compete successfully against current and potential competitors, and the competitive pressures we face could cause our business to fail.

     Raser has not yet obtained patents on its technology.
     -----------------------------------------------------

     Raser has applied for patent protection on its Symetron (TM) motor, controller and charging system. However, no domestic or international patents have been issued with respect thereto. Until such patents have been obtained, we will not be able to protect our technology from use by competitors.

     Our business would be seriously impaired if our rights in our technology were compromised in any way.
----------------------------

     We can provide no assurance that we will be able to obtain domestic or international patents on our technology. If and when we obtain such patents, these proprietary rights may not be sufficient to protect us from those who would try to capitalize on our success through imitation. In addition, the legal defense of our proprietary rights may be very expensive and may impair our ability to operate profitably.

     Any unintentional infringement on the proprietary rights of others could be expensive and could cut our revenues.
----------------------------------------

     Many companies in our industry bring lawsuits alleging violation of intellectual property rights. In addition, a large number of patents have been awarded in the area of electric motor technology. Although we do not believe that Raser is infringing any patent rights, patent holders may claim that it is doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if Raser is unsuccessful, and could prevent us from selling products. Raser may also be forced to enter into costly and burdensome royalty and licensing agreements.

     Our officers have no long-term experience with electrical motor sales.
     ----------------------------------------------------------------------

     Our management, although experienced with technology development and technology sales, has no specific experience in the sale of electrical motors in either industrial or automotive applications. This lack of experience may make it more difficult to establish the contacts and relationships necessary to successfully market our product.
     If we do not respond effectively to technological change, our products could become obsolete.
----------------------

     The development of our products and other technology entails significant technical and business risks. To remain competitive, we must continue to improve our products' responsiveness, functionality and features. Technology industries are characterized by:

     *     rapid technological change;

     *     changes in user and customer requirements and preferences;

     * frequent new product and services introductions embodying new technologies; and

     *     the emergence of new industry standards and practices.

     Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our technology and systems to user requirements or emerging industry standards in a timely way. In order to stay technologically competitive, we may have to spend large amounts of money and time. If we do not adapt to changing market conditions or user requirements in a timely way, our business, financial condition and results of operations could be seriously harmed.

     We could incur significant expenses if our technologies and products contain defects.
----------------

      Products such as Raser's are subject to product liability lawsuits for any defects that they may contain. We could inadvertently release products and technologies that contain defects and users who are not satisfied with our products could bring claims against us for substantial damages. These claims could cause us to incur significant legal expenses and, if successful, could result in the claimants being awarded significant damages.

     Our growth and operating results could be impaired if we are unable to meet our future capital requirements.
-------------------------------------

     We currently require substantial additional capital to allow us to fund our operations for the next 12 months and over the long term. We can not be certain that the necessary funds will be available on satisfactory terms when needed, or if at all. Our future capital needs depend on many factors, including:

     *     the timing of our development efforts;
     *     market acceptance of our products;

     * the level of promotion and advertising required to launch our services; and

     *     changes in technology.

     The various elements of our business and growth strategies, including research and development of our motor technology and related products, our introduction of new products and our investments in infrastructure, will require money. If we are unable to raise the necessary money now or in the future, we may have to significantly curtail our operations. Also, raising additional equity capital may substantially dilute the value of present stockholders' holdings in our company.

     If we lose our key personnel or are unable to hire additional personnel, we will have trouble growing our business.
------------------------------------------

     We depend to a large extent on the abilities of our key management and technical personnel, in particular our Chief Executive Officer, Kraig T. Higginson and our Chief Scientist, Jack Kerlin. The loss of any key employee or our inability to attract or retain other qualified employees could seriously impair our results of operations and financial condition.

     Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, management, accounting and administrative personnel. We plan to hire additional personnel in all areas of our business. Competition for qualified personnel is intense. As a result, we may be unable to attract, assimilate or retain qualified personnel. We may also be unable to retain the employees that we currently employ or to attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

   There Are Substantial Risks Related to Our Common Stock and Management's
                 Percentage of Ownership of Our Common Stock
                 -------------------------------------------
     Stockholders may not be able to sell their shares at a profit.
     --------------------------------------------------------------

     The public market for our common stock is very limited. As with the market for many other companies in new and emerging industries, any market price for our shares is likely to be very volatile. In addition, the other risk factors outlined herein may significantly affect our stock price. This limited and volatile market may make it more difficult for stockholders to resell shares when they want at prices they find attractive.

     In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the underlying companies. These broad market factors may reduce our stock price, regardless of our operating performance.

     The sale of already outstanding shares of our common stock could hurt our common stock market price.
------------------------------

     The number of our shares available for resale in the public market may exceed the number of shares that purchasers wish to buy. This imbalance may place downward pressure on our stock price.

     Approximately 2,203,714 shares of our common stock are presently publicly traded. In addition, approximately 42,457,286 shares of our common stock, or approximately 90% of our currently outstanding shares, will satisfy the one year holding period for limited resales under Rule 144 in October, 2004. This substantial increase in the number of shares that may be available for public trading may dramatically reduce the price of our common stock on the basis of supply and demand alone.

     Stockholders who are neither officers nor directors will have little ability to influence the direction of Raser's business.
-------------------------------------------------------

     Our directors and executive officers own approximately 53% of our outstanding common stock, with our Chief Executive Officer, Kraig T. Higginson, owning approximately 38% of our the outstanding common stock. By virtue of their collective ownership and executive positions within Raser, these persons are able to determine the outcome of all matters requiring stockholder approval, including the election of directors and the approval of significant corporate actions such as:

     * to amend or prevent amendment of our articles of incorporation or bylaws; and

     * to effect or prevent a merger, sale of assets or other corporate transaction.
     In addition, sales of significant amounts of shares held by Mr. Higginson and other members of management, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the price they paid for our stock.

                      FORWARD-LOOKING INFORMATION
                      ---------------------------

     This prospectus contains forward-looking statements. These statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this prospectus and any prospectus supplement. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, Raser's actual results may vary materially from those anticipated, estimated, projected or intended.

                             USE OF PROCEEDS
                             ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, if all of the outstanding warrants are exercised, we will receive $3,954,758. As of the date of this prospectus, none of these warrants had been exercised. Warrants to purchase a total of 412,691 shares are exercisable at a price of $8.55 per share; warrants to purchase 100,000 shares are exercisable at $3.50 per share; and warrants to purchase a total of 25,000 shares are exercisable at $3.05 per share. As of September 20, 2004, the bid price of our common stock was $5.95 per share.

            DETERMINATION OF OFFERING PRICE AND DILUTION
            --------------------------------------------

     We will not receive any money from the selling stockholders when they sell their shares of common stock, although we will receive funds from any exercise of the warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we cannot accurately predict the prices of these sales, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. Dilution is the difference between the price paid for the shares and our net tangible book value. The net tangible book value of our common stock on June 30, 2004, was $(46,681) or $(0.0017) per share, based upon 46,306,000 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. These computations do not include the estimated expenses of this offering of approximately $25,000. The offer and sale by the selling stockholders of outstanding common stock, or of those shares underlying the warrants and the preferred shares, will not affect the net tangible book value of our common stock, excluding computations taking into account the issuance of the shares underlying the warrants and any payment for the exercise of the warrants.

     We can not assure you that any public market for our common stock will equal or exceed the sales prices of the shares of common stock that our stockholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

                        SELLING SECURITY HOLDERS
                        ------------------------

     On July 23, 2004, we issued the first tranche of securities under a Securities Purchase Agreement by which six investors agreed to purchase:

     * a total of 2,080 shares of our Series B Convertible Preferred Stock for a total of $2,080,000, or $1,000 per share; and

     * warrants to purchase an additional 148,570 shares of common stock at a price of $8.55 per share, exercisable for three years.

     On August 17, 2004, and September 15, 2004, respectively, we issued securities under two additional tranches of the Securities Purchase Agreement, making an additional 14 sales. Sales under the three tranches totaled 4,240.5 shares of Series B Convertible Preferred Stock, for total gross proceeds of $4,240,500, and warrants to purchase 302,891 shares of our common stock.

     In connection with the Securities Purchase Agreement, we executed a Registration Rights Agreement by which we agreed to register 130% of the common stock issuable (i) upon conversion in full of the Series B Convertible Preferred Stock; (ii) as dividends on the Series B Convertible Preferred Stock; and (iii) upon exercise of the warrants. These are the securities being registered on the Registration Statement on Form SB-2 of which this prospectus is a part. In addition, certain other entities had "piggyback" registration rights with respect to Raser securities that they hold, and these securities are also included in our Registration Statement.

     The following table shows the following information about the selling stockholders:

     * the number of shares of our common stock that each selling stockholder beneficially owned as of the business day immediately prior to the filing of our Registration Statement;

     *     the number of shares covered by this prospectus; and

     * the number of shares to be retained after this offering, if any.

     All figures in this table assume the issuance of:

     * all 1,211,571 shares of common stock issuable upon conversion of our outstanding shares of Series B Convertible Preferred Stock;
     * 282,700 shares of common stock issuable as 7% dividends on our outstanding Series B Convertible Preferred Stock;

     * all 537,691 shares of common stock issuable upon exercise of our outstanding warrants; and

     * all 100,000 shares of common stock issuable upon conversion of certain 5% Senior Subordinated Convertible Debentures.

                                               Common Stock (1)
                                               ----------------

                    Number and                              Number and
                    Percentage of                           Percentage of
                    Outstanding Shares  Number of Shares    Outstanding Shares
Name of Selling     Owned Prior to      Registered in       Beneficially Owned
Stockholder (2)     the Offering        the Offering        after the Offering
-----------         ------------        ------------        ------------------

Crescent            269,967 - 0.5%         269,967              -0-
International
Ltd. (3)

Gryphon Master      275,476 - 0.6%         275,476              -0-
Fund, L.P. (3)

GSSF Master Fund,   275,476 - 0.6%         275,476              -0-
L.P. (3)

Richard              19,283 - 0.04%         19,283              -0-
Molinsky (3)

SIBEX Capital       363,078 - 0.7%         363,078              -0-
Fund, Inc. (3)
                                10

Victor R.            27,547 - 0.06%         27,547              -0-
Dario (3)

Judith               57,850 - 0.1%          57,850              -0-
Barclay (3)

Bay Star Capital    137,738 - 0.3%         137,738              -0-
II, L.P. (3)

Thomas J.            19,283 - 0.04%         19,283              -0-
Howells (3)

Jacqueline           51,997 - 0.1%          26,997            25,000 - 0.05%
Jacobs (3)

Platinum Partners   173,550 - 0.4%         173,550              -0-
Value Arbitrage
Fund LP (3)
The Double U Fund    86,775 - 0.2%          86,775              -0-
Ltd. (3)

Kelly Trimble (3)   112,834 - 0.2%          55,096            57,738 - 0.1%

SRG Capital,        110,190 - 0.2%         110,190              -0-
LLC (3)

Thomas Mower (3)    275,476 - 0.6%         275,476              -0-

West Family          27,547 - 0.06%         27,547              -0-
Trust (3)

Eunice Elizabeth     49,283 - 0.1%          19,283            30,000 - 0.06%
Wenninger Self
Declaration
Trust (3)(4)

Fred W. Wenninger   740,500 - 1.5%         115,700           624,800 - 1.3%
Self Declaration
Trust (3)(4)

Vfinance             66,612 - 0.1% (5)      66,612 (5)           -0-
Investments, Inc.

Vincent Calicchia    30,683 - 0.06%(6)      30,683 (6)           -0-

Jonathan Rich         8,970 - 0.02%(7)       8,970 (7)           -0-

Richard McLoone      17,045 - 0.03%(8)      17,045 (8)           -0-

Thomas Suppanz        7,990 - 0.02%(9)       7,990 (9)           -0-

Investor's Stock      3,500 - 0.01%(10)      3,500 (10)          -0-
Daily

Professional        200,000 - 0.2% (11)    200,000 (11)          -0-
Traders Fund, LLC

     (1) We assume no purchase in this offering by the selling stockholders of any shares of our common stock.

     (2) Except as indicated, no director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any non-individual selling stockholder. Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, no preferred stockholder may convert any shares of Series B Convertible Preferred Stock if such conversion would result in that stockholder owning more than 4.99% of our outstanding common stock.

     (3) Pursuant to the Securities Purchase Agreement, these figures for each of these investors include 130% of the common stock issuable (i) upon conversion in full of the Series B Convertible Preferred Stock; (ii) as dividends on the Series B Convertible Preferred Stock; and (iii) upon exercise of the warrants.

     (4) Mr. Wenninger, a director of Raser, may be deemed to beneficially own these shares. In addition to the shares that may be offered and sold under this prospectus, Mr. Wenninger may be deemed to be the beneficial owner of an additional 654,800 shares of our common stock, 624,800 of which are held of record by Mr. Wenninger as trustee for the Fred W. Wenninger Self Declaration Trust, and 30,000 of which are held of record by the Eunice Elizabeth Wenninger Self Declaration Trust. Ms. Wenninger is Mr. Wenninger's wife.

     (5) Consists of 11,940 shares of common stock underlying warrants exercisable at a price of $3.05 per share and 54,672 shares of common stock underlying warrants exercisable at $8.55 per share.

     (6) Consists of 9,485 shares of common stock underlying warrants exercisable at a price of $3.05 per share and 21,198 shares of common stock underlying warrants exercisable at $8.55 per share.

     (7) Consists of 2,375 shares of common stock underlying warrants exercisable at a price of $3.05 per share and 6,595 shares of common stock underlying warrants exercisable at $8.55 per share.

     (8) Consists of 17,045 shares of common stock underlying warrants exercisable at a price of $8.55 per share.

     (9) Consists of 7,990 shares of common stock underlying warrants exercisable at a price of $8.55 per share.

    (10) Consists of 1,200 shares of common stock underlying warrants exercisable at a price of $3.05 per share and 2,300 shares of common stock underlying warrants exercisable at $8.55 per share.

    (11) Consists of 100,000 shares of common stock issuable upon conversion of $200,000 in 5% Senior Subordinated Convertible Debentures convertible into our common stock at $2.00 per share, and 100,000 shares of common stock underlying warrants to purchase shares of our common stock at a price of $3.50 per share.

                          PLAN OF DISTRIBUTION
                          --------------------

     Each selling stockholder of the Raser common stock to be offered and sold by this prospectus, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * settlement of short sales entered into after the date of this prospectus;

     * broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale;

     * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     * any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.
The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed Raser that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     Raser is required to pay certain fees and expenses that it incurs incident to the registration of the shares. Raser has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that he/she/it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     There is no guarantee that any selling stockholder will sell any of our common stock.

                                 LEGAL PROCEEDINGS
                                 -----------------

     Raser is not the subject of any pending legal proceedings and, to the knowledge of management, no proceedings are presently contemplated against Raser by any federal, state or local governmental agency.


        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        ------------------------------------------------------------

     The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of our stockholders or until their successors are elected or appointed and qualified, or their prior resignations or terminations.

Directors and Executive Officers.
---------------------------------

                                   Date of         Date of
                     Positions     Election or     Termination
Name                 Held          Designation     or Resignation
----                 ----         -----------     ---------------


Kraig T. Higginson   President        10/14/03        3/08/04
                     CEO               3/08/04           **
                     Director         10/14/03           **

John C. Ritter       President         3/08/04           **
                     Director          3/08/04           **

R. Thomas Bailey     Treasurer        10/14/03           **
                     Director         10/14/03           **

David W. West        Vice President   10/14/03           **
                     and Director     10/14/03           **

James E. Morton      Secretary and    10/14/03           **
                     Director         10/14/03           **

Fred W. Wenninger    Director         10/14/03           **

Timothy D. Fehr      CTO               3/08/04           **
                     Senior V.P.       3/08/04           **

Lee A. Daniels       Director          7/15/04           **

William Dwyer        CFO               8/02/04           **

Jonathan T. Reid     V.P., Legal       8/25/04           **
                     Affairs


**  Each of these persons is presently serving in the capacity indicated.

     Directors are elected by our stockholders to serve until the next annual meeting of our stockholders or until their successors have been elected and have been duly qualified. Officers are appointed to serve until the annual meeting of our Board of Directors following the next annual meeting of our stockholders and until their successors have been elected and have qualified.

Business Experience.
--------------------

     Kraig T. Higginson, age 49. Mr. Higginson founded American Telemedia Network, Inc., a publicly-traded corporation that developed a nationwide satellite network of data and audio-visual programming. He served as President and Chief Executive Officer of Telemedia Network from 1984 through 1988. From 1988 through 2002, Mr. Higginson worked as a business consultant through Lighthouse Associates, an entity that he controls.

     John C. Ritter, age 56. From 2000 to 2003, Mr. Ritter was Senior Vice President and Chief Financial Officer of Alcoa Industrial Components, a unit of Alcoa that develops, manufactures and provides support for components used in the aerospace, power generation, automotive and industrial markets. From 1996 through 2000, he was the Senior Vice President and Chief Financial Officer for Howmet Corporation. Mr. Ritter served as Vice President, Finance and Contracts, of AlliedSignal Government Electronics from 1994 to 1996, and as Vice President, Finance and Administration, of Norden Systems, a subsidiary of United Technologies Corporation, from 1991 to 1994. He holds B.S. and M.B.A. degrees from Ohio University and, as a Sloan Fellow, an M.S. from the Massachusetts Institute of Technology.

     R. Thomas Bailey, age 65. Mr. Bailey has more than 30 years' experience within the accounting industry, most recently as a principal of Bailey Accounting, an accounting firm located in Provo, Utah. Clients of Mr. Bailey's firm include corporations, partnerships and limited liability companies within the manufacturing, legal, investment, services and other industries.

     David W. West, age 46. Mr. West is a 20-year veteran in media and marketing consulting for high technology companies. Prior to joining Raser, Mr. West served as President of Utah Film & Video Corporation where he headed media development and consulting projects working organizations such as Rockwell International, PBS, National Geographic Television, Marriott School of Management, US Ski Team, Sundance Film Institute and others. As former Vice President of American Telemedia Network, he lead development of the first nationwide interactive mall information directories based on satellite video & data broadcast. Mr. West holds a bachelors degree from Brigham Young University.

     James E. Morton, age 50. Mr. Morton received his J.D. degree from the McGeorge School of Law, University of the Pacific in 1982, and was admitted to the Utah State Bar that same year. He has been practicing law in Salt Lake City since his admission to the bar. Mr. Morton has served as a member of the Panel of Arbitrators for the American Arbitration Association and was a member of the Board of Commissioners of the Utah State Bar in 1990 and 1991. He is also a member of the Association of Trial Lawyers in American and the Utah Trial Lawyers Association.

     Fred W. Wenninger, age 65. Mr. Wenninger was the President and Chief Executive Officer of Iomega Corporation from 1989 to 1993. Prior to that, from 1986 to 1989, he served as President of Bendix/King, an avionics subsidiary (now a division) of Allied Signal Corporation. Mr. Wenninger was the Chief Executive Officer, President and a director of Key Tronic Corporation from 1995 through 1997.

     Timothy D. Fehr, age 62. During more than 30 years with the Boeing Co., and more than 18 years as business unit vice president, Mr. Fehr led several thousand engineers, managers and other professionals in the development, manufacture and deployment of numerous engineering, mechanical, hydraulic and electrical systems for both commercial and military applications. Mr. Fehr holds undergraduate and graduate science degrees in electrical engineering. He also holds an M.S. degree as a Sloan Fellow from the Massachusetts Institute of Technology.

     Lee A. Daniels, age 47. Mr. Daniels is the Managing Director of the Japanese operations of Newbridge Capital Ltd., a leading private equity firm that makes direct investments in private and public companies operating in Asia. He is currently serving in his fifth year as the Chairman of the Board of Directors of the American School in Japan, the largest private international school in Japan. Prior to joining Newbridge, Mr. Daniels was President and Representative Director of Jupiter Telecommunications Corp., the largest broadband/cable company in Japan. In September, 2000, Jupiter merged with Titus Communications, where Mr. Daniels held the position of President and CEO. Titus was the leader in providing video, voice and internet services over a common network infrastructure in Japan. Mr. Daniels was the President and CEO of AT&T Japan from 1994 to 1998. He graduated from Brigham Young University with a BS degree in Business Management and was awarded an MA degree in International Business from Sophia University in Tokyo. Mr. Daniels has also completed the Executive Development Program at the J.L. Kellogg School of Management at Northwestern University.

     William Dwyer, age 45. Before becoming Raser's Chief Financial Officer, Mr. Dwyer was the Chief Financial Officer of Allegheny Ludlum, which provides metallic materials to the aerospace, power generation, automotive and commercial markets. Previously, Mr. Dwyer had served as Chief Executive Officer of Alcoa Fastening Systems, where he led the integration of finance, procurement, information technology and human resources and facilitated the consolidation of research and development, manufacturing and sales worldwide. In addition to finance, Mr. Dwyer also has extensive experience in information technology and procurement.

     Jonathan T. Reid, age 32. Mr. Reid is Raser's General Counsel and Vice President of Legal Affairs. Prior to joining Raser in January, 2004, Mr. Reid was a partner in the law firm of Van Woerkom Reid & Weeks, LC. He also worked as an associate at Strong & Hanni, P.C., where he was engaged in corporate law and commercial litigation. He was primary corporate counsel for Titus Communications from July, 1999, until September, 2000. Mr. Reid graduated from Brigham Young University with a BA in Japanese, and received his JD degree from the University of Utah as a William H. Leary Scholar.

Significant Employees.
----------------------

     Jack Kerlin is Chief Scientist and inventor of the Symetron (TM) technology. Other than Mr. Kerlin, Raser has no employees who are not executive officers, but who are expected to make a significant contribution to its business.
Family Relationships.
---------------------

     There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

     Except as indicated below, during the past five years, no director, person nominated to become a director, executive officer, promoter or control person of Raser:

     (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

     In November, 2001, Profile Media, Inc., was placed into an involuntary bankruptcy. In January, 2002, Profile Media filed a Chapter 11 bankruptcy case, which later was converted into a Chapter 7 liquidation case. From September, 1997, to January, 2002, Kraig T. Higginson served as Secretary and a director of Profile Media. To the best of Mr. Higginson's knowledge, there have been no actions or claims filed that would allege any impropriety by him during or after his involvement with that entity.

Audit Committee.
----------------

     Raser has an audit committee consisting of John C. Ritter, James E. Morton and Fred W. Wenninger. Our Board of Directors has determined that Mr. Ritter is an audit committee financial expert, but he is not deemed to be independent. Messrs. Morton and Wenninger are deemed to be independent members of the audit committee.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
       --------------------------------------------------------------

Security Ownership of Certain Beneficial Owners.
------------------------------------------------

     The following table sets forth the shareholdings of those persons who beneficially own more than five percent of our common stock, based upon 47,430,779 outstanding shares at September 15, 2004, unless indicated otherwise:

                            Number of Shares           Percentage
Name and Address           Beneficially Owned           of Class
----------------           ------------------           --------

Kraig T. Higginson        16,530,320 (1)                 34.8%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Ned Warner                 6,457,600 (2)                 13.6%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Jack Kerlin                5,764,600                     12.2%
P.O. Box 50405
Provo, Utah 84605

R. Thomas Bailey           2,987,800 (3)                  6.3%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604


     (1) These shares are held in the names of Lighthouse Fund Partners, Inc. (7,588,720 shares); Higginson Family Investments, LLC (5,764,600 shares); Radion Energy LLC (1,077,000 shares); Jeanette S. Higginson (900,000 shares); Eclipse Fund, LLC (500,000 shares); HP Fund, LLC (500,000 shares); and Jeannette S. Higginson c/f Rebecca A. Higginson (200,000 shares), each of which may be deemed to be controlled by Mr. Higginson.

     (2) These shares are held in the names of Ocean Fund, LLC (4,784,200 shares); Warner Investments, LP (1,041,600 shares); Risk Management (330,600 shares); Maasai, Inc. (281,200 shares); and Kimberly Warner (20,000 shares), each of which may be deemed to be controlled by Mr. Warner.

     (3) These shares are held in the names of Bailey Family LP (1,488,900 shares) and Thomas Bailey Family LP (1,498,900 shares), both of which may be deemed to be controlled by Mr. Bailey.

Security Ownership of Management.
---------------------------------

     The following table sets forth the shareholdings of our directors and executive officers, based upon 47,430,779 outstanding shares at September 15, 2004, unless indicated otherwise:


                           Number of             Percentage of
Name and Address     Shares Beneficially Owned     of Class
----------------     -------------------------     --------

Kraig T. Higginson        16,530,320 (1)           34.8%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604
                                19

R. Thomas Bailey           2,987,800 (2)            6.3%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

James E. Morton            1,552,600                3.3%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Fred W. Wenninger            724,800 (3)            1.5%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

David W. West              1,074,800 (4)            2.2%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

John C. Ritter               375,000                0.8%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Timothy D. Fehr              150,000                0.3%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Lee A. Daniels                25,000 (5)            0.1%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

William Dwyer                100,000                0.2%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

Jonathan T. Reid           1,000,000                2.1%
5152 N. Edgewood Dr.
Suite 375
Provo, Utah 84604

All Directors and
Executive Officers
as a group (6)            25,302,000               53.3%


     (1) These shares are held in the names Lighthouse Fund Partners, Inc. (7,588,720 shares); Higginson Family Investments, LLC (5,764,600 shares); Radion Energy LLC (1,077,000 shares); Jeanette S. Higginson (900,000 shares); Eclipse Fund, LLC (500,000 shares); HP Fund, LLC (500,000 shares); and Jeannette S. Higginson c/f Rebecca A. Higginson (200,000 shares), each of which may be deemed to be controlled by Mr. Higginson.

     (2) These shares are held in the names of Bailey Family LP (1,488,900 shares) and Thomas Bailey Family LP (1,498,900 shares),both of which may be deemed to be controlled by Mr. Bailey.

     (3) This figure includes 624,800 shares of common stock held of record by Mr. Wenninger as trustee of the Fred W. Wenninger Self Declaration Trust; 30,000 shares held by the Eunice Elizabeth Wenninger Self Declaration Trust; and a total of 70,000 shares of common stock that may be issued upon conversion of currently outstanding shares of Series B Convertible Preferred Stock held by the Fred W. Wenninger Self Declaration Trust and the Eunice Elizabeth Wenninger Self Declaration Trust.

     (4) 5,000 of these shares are held jointly with Mr. West's wife, Diana. Includes 500,000 shares underlying options exercisable at $3.65 per share, expiring April 8, 2014. The percentage ownership calculation takes into account the exercise of all of these options.

     (5) Consists of 25,000 shares underlying options exercisable at $3.60 per share. Options to acquire an additional 75,000 shares vest at a rate of 25,000 per quarter, beginning November 24, 2004. The calculation of ownership percentage takes into account only the issuance of the 25,000 shares that underlie options exercisable at September 15, 2004.

     (6) These figures take into account only the 47,430,779 shares of common stock outstanding at September 15, 2004.

Changes in Control.
-------------------

     To the knowledge of management, there are no present arrangements or pledges of the Company's securities which may result in a change in its control.
                          DESCRIPTION OF SECURITIES
                          -------------------------

Common Stock.
-------------

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. On September 15, 2004, there were 47,430,779 outstanding shares of our common stock.
     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock.
----------------

     We are authorized to issue up to 5,000,000 shares of preferred stock having a par value of $0.01 per share, 4,993,000 of which shall have such rights and preferences as the Board of Directors shall determine. The remaining 7,000 shares of preferred stock are designated as "Series B Convertible Preferred Stock." Holders of our Series B Convertible Preferred Stock are entitled to receive cumulative dividends of 7% per annum, payable quarterly on March 1; June 1; September 1; and December 1, beginning September 1, 2004. Upon any liquidation, dissolution or winding-up of Raser, the holders of our Series B Convertible Preferred Stock shall be entitled to receive out of the corporate assets an amount equal to $1,000 per share, plus any accrued and unpaid dividends, before any distribution or payment is made to our common stockholders. Our Series B Convertible Preferred Stock is convertible into shares of common stock at $3.50 per share. We may also force conversion of the Series B Convertible Preferred Stock if, after the 90th day following the effective date of the registration statement of which this prospectus is a part, the trading price of our common stock exceeds $7.00 per share for 30 consecutive trading days. Except in certain circumstances, the Series B Convertible Preferred Stock does not have any voting rights.

     Registration Rights.
     --------------------

     We have granted registration rights for all shares included in our registration statement and offered for resale by this prospectus. In accordance with our agreement with the selling security holders, we were required to timely file and obtain effectiveness of the registration statement, or we will be liable to the selling security holders as liquidated damages an amount equal to two percent of the aggregate purchase price of the Series B Convertible Preferred Stock for every 30 day period, or part thereof, that we are delinquent in meeting our registration obligations.

                  INTEREST OF NAMED EXPERTS AND COUNSEL
                  -------------------------------------

     We have included our financial statements as of December 31, 2003 and 2002, in reliance on the reports of Tanner + Co. of Salt Lake City, Utah, independent certified public accountants. Tanner + Co. has no interest, direct or indirect, in our company.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, are co-counsel for our company. Leonard W. Burningham, Esq., is the beneficial owner of 84,000 shares of our common stock and Branden T. Burningham, Esq., is the beneficial owner of 10,000 shares of our common stock. Messrs. Burningham and Burningham have prepared the registration statement and this prospectus and will provide any legal opinions required with respect to any related matter.
     We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in our company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of our company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                               LIABILITIES
                               -----------

     Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

     Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

     Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

     Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

     Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act,
Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article VIII of our Amended and Restated Bylaws provides for indemnification of our directors, executive officers, employees and agents on substantially the same terms as set forth in the Utah Revised Business Corporation Act.
                            DESCRIPTION OF BUSINESS
                            -----------------------
     Raser was organized under the laws of the State of Utah on July 18, 2003, as a successor to Raser Technologies, LLC, a Utah limited liability company. Effective July 22, 2003, Raser and Raser Technologies, LLC, executed an Agreement and Plan of Merger by which Raser Technologies, LLC was merged with and into Raser, with Raser being the surviving entity (the "Plan"). Under the Plan, each one percent ownership interest in Raser Technologies, LLC, was converted into 360,000 shares of common stock of Raser. As a result, following the completion of the Plan, there were 36,000,000 shares of Raser common stock issued and outstanding.

     Under the Plan, Raser succeeded to all rights, contracts, assets and liabilities of Raser Technologies, LLC, including Raser Technologies, LLC's U.S. patent application with respect to its Symetron (TM) resonant motor system technology. For the purposes of this prospectus, all references to "Raser" shall include Raser Technologies, LLC, as applicable.

     On August 7, 2003, Board of Directors of Wasatch Web Advisers, Inc., a Utah corporation (the "Company"), and the holders of a majority of its issued and outstanding common stock voted to amend the Company's Articles of
Incorporation: (i) to increase its authorized shares to 50,000,000 shares of one cent ($0.01) par value common stock and 5,000,000 shares of one cent ($0.01) par value preferred stock, with the rights, privileges and preferences of the preferred stock to be set by the Board of Directors; and (ii) to authorize the Board of Directors to change the Company's name, without stockholder approval, to a name that reflects the industry or business in which the Company's operations are conducted. The Company filed a definitive information statement with the Securities and Exchange Commission on August 25, 2003, and Articles of Amendment with respect to these changes were filed with the Utah Division of Corporations on September 8, 2003.

     On September 17, 2003, the Company's Board of Directors unanimously resolved to effect a forward split of its issued and outstanding common stock in the ratio of two for one, retaining the authorized shares at 50,000,000, with appropriate adjustments to the stated capital and additional paid in capital accounts of the Company, with all fractional shares to be rounded up to the nearest whole share, and with the forward split to be subject to a mandatory exchange of certificates. The split did not require stockholder approval, and it was effective as of September 19, 2003.

     Effective as of October 14, 2003, the Company, Raser, and the common stockholders and preferred stockholders of Raser (the "Raser Common Stockholders" and the "Raser Preferred Stockholders," and collectively, the "Raser Stockholders"), executed an Agreement and Plan of Reorganization (the "Reorganization Agreement"), whereby the Company agreed to acquire (i) 100% of the issued and outstanding shares of common stock of Raser in exchange for 42,457,286 post-split shares of the Company's common stock, or approximately 95% of its post-Reorganization Agreement outstanding common stock; and (ii) 100% of the issued and outstanding preferred stock of Raser in exchange for 300,000 shares of the Company's preferred stock (the "Reorganization").

     Immediately after the closing, 44,756,000 post-Reorganization shares of the Company's common stock were outstanding, along with 300,000 shares of its preferred stock. Effective as of October 14, 2003, Raser changed its name to "Raser Technologies Operating Company, Inc." and the Company changed its name to "Raser Technologies, Inc." As a result of the Reorganization, Raser became a wholly-owned subsidiary of the Company and the Company's business operations became those of Raser.

     Raser is a research and development company focused on developing advanced motor technology for broad applications, including the growing electric hybrid vehicle market. It has developed several innovations in electric motors and controllers that increase torque and power, allowing reduced manufacturing costs and providing enhanced performance.

     We are not planning to compete with manufacturers by building our own motor and controller systems or by trying to create new distribution channels. Rather, we plan to license our technology to motor manufacturers, automobile makers, the military, government, aerospace original equipment manufacturers ("OEM's") and other systems integrators. In addition to charging a license fee for disclosure and use of its technology, Raser anticipates receiving royalty payments for each device produced using its technology. It may also determine to arrange for contract manufacturing of its products for specific market segments.

     Raser calls its motor technology "Symetron" (TM) and labels motors enhanced by the technology as "Symetron Enhanced" (TM) motors.

     Symetron (TM) Motor Technology.
     -------------------------------

     Although the internal combustion engine dominates our highways today, it is the electric motor that dominates our industries. AC induction motors and other types of electric motors drive virtually all motorized operations in industry, from air conditioning to hydraulic pumps, to practically all forms of manufacturing including printing presses, construction, and transportation. Just about every industry and manufacturing process uses electric motors.

     Raser has discovered several major innovations in these motors/controllers that provides greater efficiency at high power, while reducing manufacturing costs and providing enhanced performance.

     Management believes that these innovations have four major benefits:

     * For a comparable power output, Symetron (TM) enhanced motors and controllers can be smaller in size and lighter in weight than the current motors and controllers; this can mean a higher power density.

     * The performance characteristics of Symetron (TM) technology make it a good candidate for hybrid electric vehicle applications where high torque is needed for vehicle launch assist.

     * Due to less expensive components and simplicity of design, for a comparable power output, the estimated production costs for a Symetron (TM) enhanced motor and controller are anticipated to be less than those of current motors and controllers.

     * Use of Symetron (TM) motor technology may result in energy savings in some applications due to its greater efficiencies at full load in intermittent torque applications.

     Raser management believes its technology has several significant applications for motors, generators and alternators in automotive, military/aerospace, and industry.

     Distribution Methods.
     ---------------------

     We are not planning to compete with manufacturers by building our own motor/controller systems and distribution channels. Instead, we plan to market and sell licenses for the use of our technology to the manufacturers in the market. Accompanying the license will be royalty payments. In the future, Raser may also determine to have its products manufactured by contract manufacturers for specific market segments. However, we have not yet established any licensing or manufacturing arrangements, and we can provide no assurance that we will be successful in this regard.

     Status of Publicly Announced New Products.
     ------------------------------------------

     Raser is engaged in an ongoing process of developing and demonstrating new applications for its core technology innovations. These include the periodic introduction of new motor technology, application of its technology to manufacturers' test motors, testing and performance evaluations of these motors and participation in design and engineering of OEM projects.

     Raser has demonstrated and validated several applications of its technology in dynamometer testing at independent motor labs.

     Axial Motors - To demonstrate its technology, Raser first enhanced a standard industrial NEMA 184T motor. The 184 NEMA frame motor represents a very common and versatile motor size. In independent testing, this motor's performance was improved with three times the rated torque and horsepower, increasing the horsepower from five hp to 15 hp at the same rpm while maintaining acceptable efficiency.

     Electric Hybrid Snowmobile - To help find a solution to the controversy over two-stroke combustion engine powered snowmobiles in Yellowstone National Park, Raser converted a conventional snowmobile to a hybrid electric snowmobile powered by a Symetron Enhanced (TM) electric motor. We are currently in discussions with U.S. National Parks and the Yellowstone Clean Cities chapter regarding funding for the testing of clean, quiet snowmobiles for use in the Park.

     Electric Utility Truck - In a test demonstration application of a Symetron (TM) technology, Raser replaced the factory electric motor in a utility truck and improved the performance with a three-times improvement in torque and horsepower.

     Pancake Motors. Many applications, including hybrid vehicles, sometimes require flat or integrated style motors. Raser began research and development on a pancake series of motors designed to produce the high torque needed by hybrid vehicles without using expensive permanent magnet materials. This type of motor also has possible application in new hybrid vehicles that require integrated starter/generators.

     In addition to these test demonstrations, we will continue to announce results from test programs when appropriate and to join with manufacturers to install and test the Symetron (TM) technology.

     Competitive Business Conditions.
     --------------------------------

     The electric motor manufacturing industry has remained largely unchanged for nearly 100 years. Manufacturers have continued to rely on old technologies. There have been several engineering improvements developed in an effort to achieve greater efficiency from these motors. When auto makers and system integrators began applying electric motors to vehicles, they found that the standard industrial electric motors available at the time lacked sufficient power. Stimulated by this movement toward electric vehicles, several small companies have moved to enhance their performance.

     There are a small number of companies focused on providing high performance electric motors for electric vehicles. A few of these companies have developed high power electric motors with improved torque and efficiency. Most of these companies focus on producing their own motors, which are built in modest quantities for custom development or narrow applications. However, manufacturing costs have remained high, with limited improvements in performance. Raser believes that its advancement in electric motor theory can result in significant improvements in performance and economy.

     Sources and Availability of Raw Materials.
     ------------------------------------------

     Because Raser is not a manufacturer, it does not deal directly with raw material suppliers or manufacturing processes. However, due to the nature of the Symetron (TM) technology, improvements in performance are due primarily to design innovations that use conventional materials and can be manufactured using current machinery and processes.

     Dependence on One or a Few Major Customers.
     -------------------------------------------

     Raser's strategy is to offer broad, non-exclusive licenses of its technology to numerous customers serving many markets. Due to the nature of this strategy, it does not rely on and does not foresee reliance on a limited number of major customers. In contrast, it anticipates a relatively large, diverse number of customers such as motor manufacturers around the world, domestic and foreign auto makers, military, government, aerospace and system engineering firms. In the automobile industry, for example, the decision by one auto maker to license and apply our technology into its vehicle drive systems may actually encourage an environment of competitive incentive for other manufacturers to "keep up" by also licensing the technology to provide their customers with comparable performance and pricing.

     Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts.
------------------------------

     Raser has filed or is preparing to file multiple patent applications in the areas of motor, controller, generator and alternator technologies. However, there can be no assurance that we will be able to obtain patents on these technologies. Raser has applied for trademarks on the names "Raser" and "Symetron."
     Need for Governmental Approval of Principal Products or Services.
     -----------------------------------------------------------------

     Because Raser does not engage directly in manufacturing, it does not need to seek direct governmental approval. However, there are certain well-established operational and safety standards for electric motors that manufacturers must abide by. Raser does not presently foresee anything in its technology and designs that would require unusual or additional testing or regulation beyond that which is currently customary.

     Effect of Existing or Probable Governmental Regulations on the Business.
     ------------------------------------------------------------------------

     Because Raser is not a manufacturer, government regulations regarding manufacturing do not directly apply.

     Reporting Requirements.
     -----------------------

     As an issuer whose securities are registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), we are required to file periodic reports with the Securities and Exchange Commission (the "Commission"). In addition, the National Association of Securities Dealers, Inc. (the "NASD"), requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Exchange Act.

     The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330 or 1-202-942-8090. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     Small Business Issuer.
     ----------------------

     The Commission's integrated disclosure system for small business issuers, which was adopted in Release No. 34-30968 and became effective as of August 13, 1992, substantially modified the information and financial requirements of a "Small Business Issuer," defined to be an issuer that has revenues of less than $25,000,000; is a U.S. or Canadian issuer; is not an investment company; and if a majority-owned subsidiary, the parent is also a small business issuer; provided, however, an entity is not a small business issuer if it has a public float (the aggregate market value of the issuer's outstanding securities held by non-affiliates) of $25,000,000 or more. The Company is deemed to be a "small business issuer."

     Sarbanes-Oxley Act.
     -------------------

     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act imposes a wide variety of new regulatory requirements on publicly-held companies and their insiders. Many of these requirements will affect us. For example:

     * Our chief executive officer and chief financial officer must now certify the accuracy of all of our periodic reports that contain financial statements;

     * Our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

     * We may not make any loan to any director or executive officer and we may not materially modify any existing loans.

     The Sarbanes-Oxley Act has required us to review our current procedures and policies to determine whether they comply with the Sarbanes-Oxley Act and the new regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take whatever actions are necessary to ensure that we are in compliance.

     Research and Development.
     -------------------------

     We expect that some of our research and development costs will be borne directly by customers. During the first six months of 2004, we spent $824,425 on research and development activities. In 2003, Raser spent $406,148 on research and development. From the inception of Raser Technologies, LLC on October 28, 2002, to December 31, 2002, that entity spent $232,563 on these activities.

     Currently, several new applications of Symetron (TM) technology are in research and development stages. Early theoretical modeling and testing indicate that even greater performance improvements may be attainable through new proprietary motor designs yet to be patented.

     Costs and Effects of Compliance with Environmental Laws.
     --------------------------------------------------------

     Because our business plan does not call for us to manufacture our Symetron motors, but to license the technology to the manufacturers, we do not believe that we will be subject to environmental laws.

     Total Number of Employees and Number of Full-Time Employees.
     ------------------------------------------------------------

     We currently have 12 full-time employees and one part-time employee.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
           ---------------------------------------------------------

     As of the first quarter of 2004, Raser's average cash expenditures were approximately $150,000 per month. This expenditure rate increased to approximately $270,000 per month during the second quarter of 2004. This second quarter expenditure rate includes $81,200 per month paid to The Monitor Group for consulting services, which are anticipated to be a one-time expense. The increase in expenditure rate in the second quarter is primarily the result of additions to staffing levels in engineering, sales and marketing to support increased technology testing, product design and customer engineering and support, as well as increased spending for protection of our intellectual property. We anticipate that these staffing and intellectual property spending increases will continue throughout the third and fourth quarters. These changes are expected to increase our average monthly operating expenditures to a range of $200,000 to $300,000 for the remainder of the year.

     For the six months ended June 30, 2004, we recorded a net loss of $3,237,707. In the six months ended June 30, 2004 we recorded non-cash compensation expense to Mr. John Ritter and Mr. Timothy Fehr of $1,451,250 (250,000 shares at the closing market price on February 23, 2004, or $3.15 per share; 62,500 shares at the closing market price on May 3, 2004, or $3.30 per share; and 150,000 shares at the closing market price on February 25, 2004 or $3.05 per share). Raser's commercialization strategy incorporates a "Test Demonstration Program." Motor manufacturers interested in incorporating our advanced motor technology can apply for a demonstration of our technology specific to the customer's motors and application(s). The Test Demonstration Program provides performance evaluation and conditional disclosure of our technology under confidential non-disclosure agreements. This process provides quantification of the performance improvements through testing of the technology installed in specific customer motors and applications. The Test Demonstration Program includes four main phases:

     * In the first phase, or "Paper Test," a manufacturer submits current specifications of a selected motor. Raser's engineers then provide a "paper test" or comparison of the customer's current motor performance to the predicted Symetron(TM) Enhanced performance. If this Paper Test shows sufficient performance improvements, then advancing to the next test phase is justified and may be recommended.

     * The second phase, or "Installation Test," is the physical installation of our technology into the manufacturer's selected motor(s). This can happen via modification of an existing motor or fabrication of a demonstration motor. The manufacturer would provide selected motors and adequate documentation to facilitate installation.

     * In phase three, the enhanced motor would be sent to an independent accredited testing lab and/or the manufacturer's own testing facility. All tests require non-disclosure agreements. Prior to testing, Raser and the manufacturer would jointly develop a test protocol based on our recommendations and the manufacturer's test objectives. Results of the test will be held confidential and be made available to the manufacturer.

     * Phase four includes a written analysis and review. At this point, the manufacturer may conduct its own additional testing or field-testing by installing the test motor into working applications. Raser expects initial customer revenue, either through direct customer contracts or licensing agreements, to be received in the third or fourth quarter of 2004. This revenue, in the range of $2,000,000 in the later part of 2004, together with a recently completed private offering of approximately $4,240,500 (the "Financing Transaction"), is anticipated to provide the necessary liquidity to fund our current operations as well as the aforementioned planned growth. For 2005 and beyond, Raser expects that license revenue from customer licenses and direct contracts will provide sufficient liquidity to fund company operations. However, if the license revenue we generate in 2005 is insufficient to fund our cash requirements, we will need to raise additional capital through debt or equity financings, which subjects us to the risk that we may be unable to raise such capital or, if we are, the terms may be dilutive to our stockholders. Capital spending in the range of $300,000 is anticipated over the remaining six months of 2004. If customer support or testing requirements do not materialize as rapidly as planned, Raser will modify and delay its growth and capital expenditure plans.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
              ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

     During the calendar years ended December 31, 2003 and 2002, and since then, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Raser or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Raser to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Certain Business Relationships.
-------------------------------

     During the calendar years ended December 31, 2003 and 2002, and since then, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Raser or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Raser to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Indebtedness of Management.
---------------------------

     During the calendar years ended December 31, 2003 and 2002, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Raser or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Raser to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Parents of the Issuer.
----------------------

     Raser has no parents.

Transactions with Promoters.
----------------------------

     During the calendar years ended December 31, 2003 and 2002, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Raser or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any promoter or founder, or any member of the immediate family of any of the foregoing persons, had a material interest.

                         DESCRIPTION OF PROPERTY
                         -----------------------

     We currently lease approximately 5,300 square feet of office space located at 5152 North Edgewood Drive, Suite 375, Provo, Utah. We pay monthly rent of approximately $7,000. We also lease a 3,200 square foot testing facility in Orem, Utah for approximately $1,100 per month. Both of these leases expire in September, 2005.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
          --------------------------------------------------------

Market Information.
-------------------

     There is no "established trading market" for our shares of common stock. Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "RSTG"; however, management does not expect any established trading market to develop unless and until we have material operations. In any event, no assurance can be given that any market for our common stock will develop or be maintained. If an established public market ever develops in the future, the sale of "unregistered" and "restricted" shares of common stock pursuant to Rule 144 of the Securities and Exchange Commission by members of management or others may have a substantial adverse impact on any such market. These persons will have satisfied the one-year holding period requirement of Rule 144 on or about October 14, 2004.

     Set forth below are the high and low closing bid prices for our common stock for each quarter of 2003 and the first two quarters of 2004. These bid prices were obtained from Pink Sheets, LLC, formerly known as the "National Quotation Bureau, LLC," All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter Ended                 High Bid          Low Bid
-------------                 --------          -------

January 2, 2002 through
March 31, 2002                  $0.06             $0.06

April 1, 2002 through
June 30, 2002                   $0.06             $0.06

July 1, 2002 through
September 30, 2002              $0.06             $0.06

October 1, 2002 though
December 31, 2002               $0.06             $0.03

January 2, 2003 through
March 31, 2003                  $0.04             $0.03

April 1, 2003 through
June 30, 2003                   $0.05             $0.04

July 1, 2003 through
September 19, 2003              $0.05             $0.05

September 22, 2003 through
September 30, 2003**            $0.05             $0.05

October 1, 2003 through
December 31, 2003               $3.25             $0.05

January 2, 2004 through
March 31, 2004                  $3.60             $2.45

April 1, 2004 through
June 30, 2004                   $7.20             $3.20


** 2 for 1 split

Resales of Restricted Securities.
---------------------------------

     As of September 15, 2004, approximately 2,203,714 shares of our common stock were publicly traded. We expect that this number will increase by the 2,671,110 shares of common stock that may be offered by this prospectus. In addition, on October 14, 2004, the 42,457,286 shares that we issued in connection with the Reorganization will be eligible for resale in compliance with Rule 144 of the Securities and Exchange Commission. This increase of over 2,000% in the available shares for public trading may dramatically reduce the price of our common stock on the basis of supply and demand alone.

Holders.
--------

     As of the date of this prospectus, we have about 242 stockholders or record. This figure does not include an indeterminate number of stockholders who may hold their shares in street name.

Dividends.
----------

     We have not declared any cash dividends on our common stock, and do not intend to declare dividends in the foreseeable future. Management intends to use all available funds for the development of our plan of operation. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans.
-------------------------------------------------------------------

                    Equity Compensation Plan Information
                    ------------------------------------

            Number of                                  Number of securities
            securities                                 remaining available
            to be issued                               for future issuance
            upon exercise       Weighted-average       under equity
            of outstanding      exercise price of      compensation plans
Plan        options, warrants   outstanding options,   excluding securities
category    and rights          warrants and rights    reflected in column (a)
--------    ----------          -------------------    -----------------------

               (a)                      (b)                      (c)
Equity         -0-                       -0-                      -0-
compen-
sation
plans
approved
by
security
holders

Equity         -0-                       -0-                      1,750,000
compen-
sation
plans not
approved
by
security
holders
Total          -0-                       -0-                      1,750,000



                              EXECUTIVE COMPENSATION
                              ----------------------
Cash Compensation.
------------------

     No director or executive officer of Raser received any compensation from the date of its inception through October 14, 2003, the date of the Reorganization. The following table sets forth the aggregate compensation paid by Raser for services rendered during the periods indicated:

                   SUMMARY COMPENSATION TABLE
                                       Long Term Compensation
                 Annual Compensation     Awards          Payouts
(a)         (b)      (c)     (d)     (e)       (f)    (g)       (h)    (i)
                                                      Secur-
                                     Other            ities            All
Name and   Year or                   Annual   Rest-   Under-    LTIP   Other
Principal  Period   Salary  Bonus    Compen-  ricted  lying     Pay-   Comp-
Position   Ended     ($)    ($)      sat'n    Stock   Options   outs   ensat'n
------------------------------------------------------------------------------

Kraig T.  12/31/03  103,269  0       0          0     0         0       0
Higginson
CEO
Director

R. Thomas 12/31/03   36,000  0       0          0     0         0       0
Bailey
Treasurer
Director

David     12/31/03   49,000  0       0          0     0         0       0
West
Vice Pres.
Director

James E.  12/31/03   15,000  0       0          0     0         0       0
Morton
Secretary
Director

Fred W.   12/31/03       0  0       0          0     0         0       0
Wenninger
Director


                    Options/SAR Grants in Last Fiscal Year
                    --------------------------------------

                               Individual Grants
                               -----------------


  (a)                (b)           (c)            (d)              (e)
                  Number of      % of Total
                  Securities     Options/SARs
                  Underlying     Granted to
                  Options/SARs   Employees in   Exercise or Base  Expiration
Name              Granted (#)    Fiscal Year    Price ($/Sh)      Date
----              -----------    -----------    ------------      ----
None              -0-            -0-            -0-               -0-

Compensation of Directors.
--------------------------

     There are no standard arrangements pursuant to which Raser's directors are compensated for any services provided as a director. No additional amounts are payable to our directors for committee participation or special assignments.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.
-------------

     Except as indicated below, there are no employment contracts, compensatory plans or arrangements, including payments to be received from Raser, with respect to any director or executive officer that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with Raser or any subsidiary, any change in control of Raser, or a change in the person's responsibilities following a change in control of Raser.

     On February 25, 2004, we entered into a Restricted Stock Grant Agreement with John C. Ritter, our new President. Under this Agreement, Mr. Ritter was granted 1 million "unregistered" and "restricted" shares of our common stock. The first 250,000 such shares vested immediately upon execution of the Agreement. The remaining 750,000 shares vest over a period of three years, with the first tranche of 62,500 shares vesting on the first business day of May, 2004, and each subsequent tranche of 62,500 shares vesting on the first business day of each third month thereafter.

     Under the Agreement, all previously unvested shares will vest upon a "change in control" of Raser. "Change in control" is defined as:

     * any person becoming the beneficial owner, directly or indirectly, of 50% or more of Raser's voting stock; or

     * during any period of two consecutive years, persons who at the beginning of such period constitute Raser's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Raser's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period.

     Any merger, consolidation or corporate reorganization in which the owners of Raser's capital stock entitled to vote in the election of directors prior to such combination own 50% or more of the resulting entity's voting stock will not, by itself, be considered a change in control for purposes of the Agreement.

     On February 25, 2004, Raser entered into a Restricted Stock Grant Agreement with Timothy D. Fehr, its Chief Technical Officer and Senior Vice President. This Agreement is on substantially the same terms as the Agreement with Mr. Ritter. However, Mr. Fehr was granted 500,000 shares, with the first 150,000 such shares vesting upon execution of the Agreement; the next 100,000 shares vesting on the first business day of February, 2005; the next 100,000 shares vesting one year thereafter; and the final 150,000 shares vesting on the first business day of February, 2007.

     We granted to David W. West options to purchase 500,000 shares of our common stock on April 8, 2004. These options are exercisable at a price of $3.65 and have an expiration date of April 8, 2014. Mr. West is a director and Vice President of Raser.

     On May 25, 2004, we granted to Lee A. Daniels options to purchase up to 100,000 shares of our common stock at a price of $3.60 per share. These options vest at the rate of 25,000 per quarter, beginning August 24, 2004, and expire on May 24, 2014. Mr. Daniels became a director of Raser on July 15, 2004.

     On August 1, 2004, we entered into an employment agreement with William Dwyer, our Chief Financial Officer, under which we agreed to issue 100,000 "unregistered" and "restricted" shares of our common stock immediately, with an additional 100,000 such shares to be issued on each of the first three anniversaries of his employment.

                                FINANCIAL STATEMENTS
                                --------------------

      a. Combined Consolidated Financial Statements for the years ended December 31, 2003, and 2002

          Independent Auditors' Report

          Combined Consolidated Balance Sheet - December 31, 2003, and 2002

          Combined Consolidated Statement of Operations for the year ended December 31, 2003, and the period from October 28, 2002 (date of inception) to December 31, 2002

          Combined Consolidated Statement of Stockholders' Equity/Members' Deficit for the year ended December 31, 2003, and the period from October 28, 2002 (date of inception) to December 31, 2002

          Combined Consolidated Statement of Cash Flows for the year ended December 31, 2003, and the period from October 28, 2002 (date of inception) to December 31, 2002

          Notes to Combined Consolidated Financial Statements

      b. Condensed Consolidated Financial Statements for the six months ended June 30, 2004, and 2003

          Condensed Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003

          Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2004 and June 30, 2003
          Condensed Consolidated Statements of Income Cumulative From Inception through June 30, 2004

          Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004 and June 30, 2003
          Notes to Condensed Consolidated Financial Statements

RASER TECHNOLOGIES, INC.
(A Development Stage Company)
Combined Consolidated Financial Statements
December 31, 2003

                       REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Raser Technologies, Inc.


We have audited the accompanying combined consolidated balance sheet of Raser Technologies, Inc. (a development stage company), as of December 31, 2003 and 2002 and the related combined consolidated statements of operations and stockholders' equity/members' deficit, and cash flows for the year ended December 31, 2003 and the period from October 28, 2002 (date of inception) to December 31, 2002. These combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raser Technologies, Inc. (a development stage company), as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the year ended December 31, 2003 and the period from October 28, 2002 (date of inception) to December 31, 2002 and cumulative amount from inception through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


TANNER + CO.

Salt Lake City, Utah
January 16, 2004, except for Notes 2 and 10 which are dated July 27, 2004

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                                           Combined Consolidated Balance Sheet

                                                                  December 31,
------------------------------------------------------------------------------
                                                        2003        2002

     Assets

Current Assets:
  Cash                                                $ 231,703    $  5,265
                                                      ---------    --------

  Equipment, net                                         31,682           -
  Patents and trademarks                                 28,137      17,272
  Other assets                                            8,352           -
                                                      ---------    --------
             Total assets                             $ 299,874    $ 22,537
                                                      =========    ========

     Liabilities and Stockholders' Equity and Members' Deficit

Current liabilities:
  Accounts payable                                    $  69,439    $      -
  Accrued liabilities                                    27,107      27,313
                                                      ---------    --------
             Total current liabilities                   96,546      27,313
                                                      ---------    --------
Stockholders equity and members' deficit:
  Series A Convertible Preferred stock, non-voting,
   non-cumulative, $.01 par value, 5,000,000 shares
   authorized; no shares issued and outstanding               -           -
  Common stock, $.01 par value, 55,000,000 shares
   authorized; 46,306,000 and 38,950,000 outstanding,
   respectively                                         463,060     389,500
  Additional paid in capital                            816,089    (389,500)
  Members' deficit                                            -      (4,776)
  Deficit accumulated during the development stage   (1,075,821)          -
                                                       --------    --------
             Total stockholders equity and members'
             deficit                                    203,328      (4,776)
                                                       --------    --------
             Total liabilities and stockholders'
             equity and members' deficit               $299,874    $ 22,537
                                                       ========    ========

See accompanying notes to combined consolidated financial statements.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                                 Combined Consolidated Statement of Operations

------------------------------------------------------------------------------

                                                   October 28,
                                                   2002 (Date of
                                       Year Ended  Inception) to
                                      December 31,  December 31,  Cumulative
                                           2003         2002        Amounts

Revenue                              $          -   $         -   $         -

Operating expenses:
   General and administrative             749,995       115,637       865,632
   Research and development               406,148       232,563       638,711
                                     ------------   -----------    ----------
             Total operating expenses   1,156,143       348,200     1,504,343

Interest expense                          280,808             -       280,808
                                     ------------   -----------    ----------
             Loss before income taxes  (1,436,951)     (348,200)   (1,785,151)

Income tax benefit                              -             -             -
                                     ------------   -----------    ----------
             Net loss                  (1,436,951)     (348,200)   (1,785,151)

Beneficial conversion feature on
Preferred Stock                          (611,784)            -      (611,784)
                                     ------------   -----------    ----------
             Net loss applicable to
             common shareholders     $ (2,048,735)  $  (348,200)  $(2,396,935)
                                     ============   ===========   ===========
Loss per common share-basic and
diluted                              $      (0.05)  $     (0.01)
                                     ============   ===========

Weighted average common shares-
basic and diluted                      40,389,000    38,950,000
                                       ==========    ==========
See accompanying notes to combined consolidated financial statements.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
      Combined Consolidated Statement of Stockholders' Equity/Members' Deficit

                     October 28, 2002 (Date of Inception) to December 31, 2002
                                      and for the Year Ended December 31, 2003
------------------------------------------------------------------------------
                                        Series A
                                    Preferred Stock       Common Stock
                                   Shares    Amount   Shares      Amount
Balance, October 28, 2002
(date of inception)                     - $       -             - $         -

Restated shares issued in reverse
acquisition                             -         -    38,950,000     389,500

Equity interests issued for:
  Cash                                  -         -             -           -
  Accounts payable and liabilities      -         -             -           -
  Services                              -         -             -           -
  Warrants issued for patent costs      -         -             -           -
Net loss                                -         -    38,950,000     389,500
                               ----------    ------    ----------  ----------
Balance, December 31, 2002              -         -    38,950,000     389,500

Equity interests issued for:
  Cash                                  -         -             -           -
  Warrants issued for patent costs      -         -             -           -

Net loss through date of
incorporation (July 18, 2003)           -         -             -           -

Common stock issued for restructure
of equity interests due to change in
Company's entity status                 -         -             -           -

Acquisition of Wasatch Web Advisors,
Inc.                                    -         -     2,298,714      22,987

Series A preferred stock issued for:
  Cash                            930,000     9,300             -           -

Common stock issued for:
  Conversion of debt primarily due
  from related parties                  -         -       540,000       5,400
  Conversion of Series A
  preferred stock                (930,000)   (9,300)    1,550,000      15,500
  Consulting services for
  reverse merger                        -         -     2,967,286      29,673

Net loss from date of incorporation
(July 18, 2003) through December
31, 2003                                -         -             -           -
                                 --------     -----    ----------  ----------
Balance at December 31, 2003            -    $    -    46,306,000  $  463,060
                                 ========    ======    ==========  ==========
[CONTINUED]
                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
       Combined Consolidated Statement of Stockholers' Equity/Members' Deficit

                                       October 28, 2002 (Date of Inception) to
                    December 31, 2002 and for the Year Ended December 31, 2003
------------------------------------------------------------------------------
                               Additional
                                Paid-in     Members'  Accumulated
                                Capital      Equity     Deficit     Total
Balance, October 28, 2002     $         - $         -  $        - $         -

Restated shares issued in
reverse acquisition              (389,500)

Equity interests issued for:
  Cash                                  -      14,634           -      14,634
  Accounts payable and liabilities      -     232,143           -     232,143
  Services                              -      94,147           -      94,147
  Warrants issued for patent costs      -       2,500           -       2,500

Net loss                                -    (348,200)          -    (348,200)
                               ----------  ----------  ----------  ----------
Balance, December 31, 2002       (389,500)     (4,776)          -      (4,776)
Equity interests issued for:
  Cash                                  -      81,337           -      81,337
  Warrants issued for patent costs      -       4,700           -       4,700

Net loss through date of incorporation
(July 18, 2003)                         -    (361,130)          -    (361,130)

Common stock issued for restructure
of equity interests due to change in
Company's entity status          (279,869)    279,869           -           -

Acquisition of Wasatch Web Advisors,
Inc.                              (22,987)          -           -           -

Series A preferred stock issued for:
  Cash                            920,700           -           -     930,000

Common stock issued for:
  Conversion of debt primarily due
  from related parties            534,600           -           -     540,000
  Conversion of Series A
  preferred stock                  (6,200)          -           -           -
  Consulting services for
  reverse merger                   59,345           -           -      89,018

Net loss from date of incorporation
(July 18, 2003) through December
31, 2003                                -           -  (1,075,821) (1,075,821)
                               ----------     -------  ----------  ----------
Balance at December 31, 2003   $  816,089     $     - $(1,075,821) $  203,328
                               ==========     =======  ==========  ==========

See accompanying notes to combined consolidated financial statements.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                                 Combined Consolidated Statement of Cash Flows
------------------------------------------------------------------------------

                                                     October 28,
                                                   2002 (Date of Cumulative
                                       Year Ended  Inception) to   Amounts
                                      December 31,  December 31, Since Date
                                           2003         2002     of Inception
Cash flows from operating activities:
   Net loss                           $(1,436,951)   $(348,200) $(1,785,151)
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
       Depreciation expense                 1,164            -        1,164
       Research and development expenses
         incurred through assumption of
         liabilities                            -      232,143      232,143
       Common stock or membership interest
         issued for services               89,018       94,147      183,165
       Beneficial conversion feature on
         conversion of related party
         notes payable                    270,000            -      270,000
       Increase in other assets            (8,352)           -       (8,352)
       Increase in account payable         69,439            -       69,439
       (Decrease)increase in accrued
         liabilities                         (206)      12,541       12,335
                                        ---------    ---------    ---------
           Net cash used in operating
           activities                  (1,015,888)      (9,369)  (1,025,257)
                                        ---------    ---------    ---------

Cash flows from investing activities:
   Increase in patents                     (6,165)           -       (6,165)
   Purchase of property and equipment     (32,846)           -      (32,846)
                                        ---------    ---------    ---------
           Net cash used in investing
           activities                     (39,011)           -      (39,011)
                                        ---------    ---------    ---------
Cash flows from financing activities:
   Proceeds from related party note
   payable                                270,000            -      270,000
   Proceeds from sale of Series A
   preferred stock                        930,000            -      930,000
   Proceeds from member contributions      81,337       14,634       95,971
                                        ---------    ---------    ---------
           Net cash provided by
           financing activities         1,281,337       14,634    1,295,971
                                        ---------    ---------    ---------
           Net increase in cash and
           cash equivalents               226,438        5,265      231,703

Cash and cash equivalents at beginning
of period                                   5,265            -            -
                                        ---------    ---------    ---------
Cash and cash equivalents at end of
period                                  $ 231,703    $   5,265    $ 231,703
                                        =========    =========    =========

See accompanying notes to combined consolidated financial statements.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements

                                                    December 31, 2003 and 2002
------------------------------------------------------------------------------
1.   Organization and Summary of Significant Accounting Policies

Organization
Raser Technologies, Inc. (the Company) formerly (Wasatch Web Advisors, Inc. was incorporated in Utah September 14, 1999. The Company has a wholly owned subsidiary, Raser Technology Operating Company.

On October 28, 2002, Raser Technologies, LLC was originally organized as a limited liability company under the laws of the State of Utah. On July 18, 2003, the Company merged into Raser Technologies, Inc., a corporation effectively changing its LLC organizational status to that of a corporation. Each one percent membership interest in the Company was converted into 360,000 shares of the new corporation resulting in an issuance of 36,000,000 shares of common stock. The Company changed its name from Raser Technologies LLC to Raser Technologies, Inc.

Effective October 14, 2003, Wasatch Web Advisors, Inc., ("Wasatch") a publicly held company, and Raser Technologies, Inc., a Utah corporation ("Raser") executed an Agreement and Plan of Reorganization, whereby Wasatch agreed to acquire (i) 100% of the issued and outstanding shares of common stock of Raser in exchange for 38,950,000 post-split shares of the Wasatch's common stock, or approximately 95% of its post-Reorganization Agreement outstanding common stock, and corresponding to the merger, Raser exchanged all of its outstanding preferred stock on a one-for-one basis with Wasatch's preferred stock. Raser is considered the acquirer for accounting purposes and this merger is accounted for as a reverse acquisition. Corresponding to the merger, Wasatch changed its name to Raser Technologies, Inc., and Raser, now as a wholly owned subsidiary of Raser Technologies, Inc. (formerly Wasatch), changed its name to Raser Technologies Operating Company.

The Company is engaged in the development and marketing of proprietary resonant motor technology; however, the Company has not commenced planned principal operations and has not recognized any revenues related to such planned operations. Accordingly, the Company is considered a development stage company.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
1. Organization and Summary of Significant Accounting Policies (Continued)

Principles of Consolidation
The combined consolidated financial statements include the accounts of Raser, and its predecessor, Raser Technologies, LLC, from inception and those of Wasatch consolidated with Raser from the date of the merger. All significant inter-company transactions have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

Equipment
Equipment is recorded at cost and is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes. The estimated useful lives of property, plant, and equipment are as follows:


     Furniture and equipment                        7 years
     Equipment                                    5-7 years
     Computer equipment                             5 years

Patents and Trademarks
Costs to obtain patents are capitalized pending issuance of the patent. If a patent is obtained, the costs are amortized over the estimated life of the patents or expensed if the patent is not issued.

The Company assesses recoverability of its patents by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate which reflects the Company's average cost of funds.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
1.   Organization and Summary of Significant Accounting Policies-Continued

Patents and Trademarks - Continued
At December 31, 2003 and 2002, the Company had capitalized costs directly related to the application for patents and trademarks in the amount of $28,137 and $17,272, respectively. These costs are currently not being amortized as the patent is pending. Pending issuance of the patent, these costs will be amortized over the life of the patent or expensed if the application is not approved.

Income Taxes
Through July 17, 2003, the Company, with the consent of its members, elected under the Internal Revenue Code to be subject to the income pass-through rules associated with a limited liability company. Under those provisions, the Company did not pay corporate income taxes on its taxable income. Instead, the members were responsible for individual income taxes on their respective shares (unless otherwise agreed) of the Company's taxable income.

On July 18, 2003 the Company changed its tax status to that of a corporation. Therefore, after July 17, 2003, the Company has recognized deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
1.   Organization and Summary of Significant Accounting Policies-Continued

Stock-Based Compensation
The Company accounts for stock options granted to employees under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost is recognized in the financial statements, when options granted under those plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company issued no compensatory options to its employees during the year ended December 31, 2003 and for the period from October 28, 2002 (date of inception) to December 31, 2003.

Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates in the Preparation of Combined Consolidated Financial
Statements
The preparation of combined consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain reclassifications have been made in the prior year's consolidated financial statements to conform with the current year presentation.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
2.   Liquidity

The Company is a development stage company, has not had revenues from operations, has generated negative cash flow from operating activities, and has generated net losses. At December 31, 2003, the Company had insufficient working capital to fund operations. The Company's liquidity is subject to obtaining necessary funding from outside sources and ultimately generating sufficient cash flow to sustain operations.

Subsequent to year-end, the Company raised $1.8 million (as discussed in Note
10) and intends to raise additional funds through the sale of equity securities and obtain profitable operations from licensing its technology.

3.   Equipment

Equipment consisted of the following as of December 31, 2003:

     Computer equipment                  $18,656
     Operating equipment                  11,795
     Furniture and fixtures                2,395
                                         -------
                                          32,846
     Accumulated depreciation             (1,164)
                                         -------
                                         $31,682
                                         =======

4.   Commitments

The Company has entered non-cancelable operating leases for its business facility and a testing facility. The operating leases obligate the Company at approximately $95,000 for the year ended December 31, 2004 and $67,000 from January 1, 2005 through August 31, 2005. Total rent expense for the year ended December 31, 2003 and the period from October 28, 2002 through December 31, 2002 was $35,000 and $0, respectively.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
5.   Series A Preferred Stock

Series A 10% Convertible Non-Voting Preferred Stock
The Company has designated 5,000,000 shares of preferred stock as Series A 12%, $.01 par value, Convertible Non-Voting Preferred Stock ("Series A Preferred Stock"). As of December 31, 2003 there were no shares outstanding.

Dividends
The holders of the Series A Preferred Stock are entitled to dividends at the rate of 12 percent per year of the liquidation preference of $1.00 per share, payable annually, if and when declared by the board of directors. Dividends are not cumulative and the board of directors are under no obligation to declare dividends.

Convertibility
Upon the approval of the Board of Directors, Series A Preferred Stock may be convertible into the Company's common stock by dividing $1.00 plus any unpaid dividends by 50% of the five day average closing bid price of the common shares.

During the year the Company sold 930,000 shares of Series A Convertible Preferred Stock in exchange for proceeds of $930,000. These share were converted into 1,550,000 shares of the Company's common stock or approximately $.81 per share. As a result of the beneficial conversion feature inherent in the conversion rights and preferences of Series A Preferred Stock, the Company has recognized a deemed dividend of $611,784. This deemed dividend was calculated based on the conversion price above at the time of conversion. Because the Company has an accumulated deficit, dividends were recorded in additional paid-in-capital and have a net affect of zero in that account and is therefore not presented on the statement of stockholders equity as a separate item.

Liquidation Preference
The holders of Series A Preferred are entitled to a liquidation preference of $1.00 per share plus unpaid dividends.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
6.   Common Stock

Common Stock Issuances
During the year ended December 31, 2003, the Company issued 38,950,000 in connection with the reverse merger. These shares have been presented as if issued at inception of the Company. The Company effectively issued 2,298,714 shares of common stock upon the acquisition of Wasatch Web Advisors, Inc. (Wasatch) which were the issued and outstanding common shares of Wasatch, just prior to the reverse acquisition with Raser Technologies, Inc. The Company converted debt of $270,000, due primarily to related parties, in exchange for 540,000 shares of common stock, or at $.50 per share. The Company recognized additional interest expense of $270,000 for the beneficial conversion feature based on the terms of the debt instruments which indicated a 50% beneficial conversion rate. The Company issued 2,967,286 shares of common stock to SCS Consulting for services provided in the merger with Wasatch. These shares were valued at $89,018 on the date of grant and have been recorded as an expense. The Company converted all of its Series A Preferred Stock into 1,550,000 shares of common stock based on the conversion terms of the Series A Preferred Stock (see note 5).

7.   Supplemental Cash Flow Information

For the year ended December 31, 2003:

     * Cash of $2,546 was paid for interest and no cash was paid for income taxes

     * The Company merged into a corporation effectively changing its LLC organizational status to that of a corporation. The Company recapitalized its membership deficit of $279,869 into additional paid in capital.

     * The Company converted $270,000 of convertible notes payable into 540,000 shares of common stock. The conversion resulted in a beneficial conversion feature of $270,000.

     * The Company issued warrants to purchase membership interests valued at $4,700 for capitalized patent costs.

     * The Company exchanged 930,000 shares of Series A preferred stock for 1,550,000 shares of common stock.
                                         49

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
7.  Supplemental Cash Flow Information-Continued

     * The Company issued 2,298,714 shares of common stock in conjunction with the acquisition of Wasatch Wed Advisors Inc.

     * The company issued 2,967,286 shares of common stock for consulting services related to the merger valued at $89,018.

For the period ended December 31, 2002:

     * No cash was paid for interest or income taxes during the period from October 28, 2002 (date of inception) to December 31, 2002.

     * The Company issued a warrant to purchase 1% of the membership interest of the Company in exchange for the right to defer legal cost incurred in relation to the Company's development of its technology. The warrant was valued at $7,500 and is being capitalized over the deferral period as patent costs. The Company capitalized patent costs of $2,500 for the period ended December 31, 2002.

     * The Company received accrued liabilities and patents of $14,772 for legal fees associated with the patents that were accrued at December 31, 2002.

     * The Company recorded research and development expense of $232,143 for liabilities assumed related to the research and development of the resonant motor technology. Such liabilities assumed were payable to the current chief executive officer, an entity controlled by the chief executive officer, the chief financial officer, and an unrelated entity, and were paid through the issuance of membership interests.

     * The Company exchanged ownership interests to acquire the services of new members of management. These services have been valued at $94,147 and were recorded as general and administrative expenses.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------

8.   Income Taxes

For the period beginning July 18, 2003 through December 31, 2003 the Company incurred a net operating loss of approximately $806,000 for income tax purposes. The amount of and ultimate realization of the benefits from the net operating losses is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. Accordingly, there is no benefit for income taxes in the accompanying consolidated statements of operations.

At December 31, 2003, the Company has net operating loss carryforwards available to offset future taxable income of approximately $806,000 which will begin to expire in 2018. The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net carryforwards can be utilized. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards. For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will be limited. The Company will perform an analysis to determine whether any such limitations have occurred as the net operating losses are utilized.

Deferred income taxes are determined based on the estimated future effects of differences between the financial statement and income tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws and the tax rates expected to be in place. The deferred income tax assets (liabilities) are comprised of the following at December 31, 2003:

Net operating loss carryforwards             $246,000

Research and development tax credit            55,000
Valuation allowance                          (301,000)
                                             --------
                                             $      -
                                             ========

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------

8.  Income Taxes-continued

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company's benefit for income taxes for the year ended December 31, 2003 is as follows:
Federal income tax benefit at statutory rate       $489,000
State income tax benefit, net of federal
  income tax effect                                  49,000
Beneficial conversion feature related to debt      (101,000)
Loss applicable to period in which Company
  was an LLC                                       (135,000)
Other                                                (1,000)
Change in valuation allowance                      (301,000)
                                                   --------
                                                   $      -
                                                   ========
9.   Recent Accounting   Pronouncements

In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The disclosure requirements of FIN 45 were effective for combined consolidated financial statements of interim or annual periods ending after December 15, 2002 and did not have a material impact on the Company's combined consolidated financial statements.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this consensus is not expected to have a material impact on the Company's combined consolidated financial statements.
                                         52

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
9.   Recent Accounting   Pronouncements-Continued

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123," which is effective for all fiscal years ending after December 15, 2002. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation under SFAS No. 123 from the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25. SFAS 128 also changes the disclosure requirements of SFAS 123, requiring a more prominent disclosure of the pro-forma effect of the fair value based method of accounting for stock-based compensation. The adoption of SFAS No. 148 by the Company did not have a material impact on the Company's combined consolidated financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Ethics (FIN No. 46), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Financial statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not expect to identify any variable interest entities that must be consolidated. In the event a variable interest entity is identified, FIN No. 46 may have a material impact on its combined consolidated financial statements.

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
9.   Recent Accounting   Pronouncements-Continued

In December 2003, the FASB issued Interpretation No. 46 ("FIN 46R") (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 ("ARB 51"), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (FIN 46), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). As of the effective date of FIN 46R, an enterprise must evaluate its involvement with all entities or legal structures created before February 1, 2003, to determine whether consolidation requirements of FIN 46R apply to those entities. There is no grandfathering of existing entities. Public companies must apply either FIN 46 or FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 had no effect on the Company's combined consolidated financial statements.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under
SFAS 133, Accounting for Derivatives and Hedging Activities. SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the combined consolidated financial statements.
                                         54

                                                      RASER TECHNOLOGIES, INC.
                                                 (A Development Stage Company)
                           Notes to Combined Consolidated Financial statements
                                                                     Continued
------------------------------------------------------------------------------
9.   Recent Accounting   Pronouncements-Continued

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its balance sheet certain financial instruments with characteristics of both liabilities and equity. It is effective for such financial instruments entered into after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on its combined consolidated financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company's combined consolidated financial statements.

10.  Subsequent  Event

     On February 25, 2004, the Company entered into Restricted Stock Grant Agreements with its new President and its Chief Technical Officer. Under these Agreements, the company granted 1.5 million "unregistered" and "restricted" shares of the Company's common stock. The first 400,000 such shares vested immediately upon execution of the Agreement. The remaining shares vest over a period of three years. Under the Agreement, all unvested shares will vest immediately upon a "change in control" of the Company. "Change in control" is defined as 1) any person becoming the beneficial owner, directly or indirectly, of 50% or more of the Company's voting stock, or 2) during any period of two consecutive years, persons who at the beginning of such period constitute the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to such combination own 50% or more of the resulting entity's voting stock will not, by itself, be considered a change in control.

On September 14, 2004, the Company finished the third tranche of its private placement sale of preferred stock. The Company sold approximately 4,000 shares of preferred stock for total gross proceeds of approximately $4.24 million.

                            RASER TECHNOLOGIES, INC.
                      Condensed Consolidated Balance Sheets

                                          June 30, 2004      December 31, 2003
                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents              $     180,937    $         231,703
   Prepaid insurance                            123,613                    -
                                          -------------    -----------------
Total current assets                            304,550              231,703

Equipment, net                                   72,424               31,682
Patents and trademarks                           38,218               28,137
Other assets                                      8,352                8,352
                                          -------------    -----------------

Total Assets                              $     423,544    $         299,874
                                          =============    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Convertible debenture                  $     200,000    $               -
   Accounts payable                             173,602               69,439
   Accrued liabilities                           28,405               27,107
   Unearned Revenues                             30,000                    -
                                          -------------    -----------------
Total Current Liabilities                       432,007               96,546

Stockholders' equity:
   Common stock; $.01 par value;
    100,000,000 shares
    authorized 47,368,279 and
    46,306,000 shares issued
    and outstanding, respectively               473,682              463,060
   Additional paid in capital                 3,831,383              816,089
   Deficit accumulated during the
    development stage                        (4,313,528)          (1,075,821)
                                          -------------    -----------------

Total stockholders' equity/(deficit)             (8,463)             203,328
                                          -------------    -----------------

Total liabilities and stockholders' equity$     423,544    $         299,874
                                          =============    =================

      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
                   Condensed Consolidated Statements of Income
                                   (Unaudited)

                                              Six Months Ended June 30
                                             2004                   2003
                                   ----------------     -------------------
Revenue                            $         10,000     $                 -

Operating expenses:
   General and administrative             2,222,449                 318,484
   Research and development                 824,425                  40,100
                                    ----------------     -------------------
Total operating expenses                  3,046,874                 358,584
                                    ----------------     -------------------

Operating income/(loss)                  (3,036,874)               (358,584)
Interest expense                           (200,833)                 (2,546)
                                    ----------------     -------------------

Income/(loss) before income taxes        (3,237,707)               (361,130)

Income tax benefit                                -                       -
                                    ----------------     -------------------


Net income/(loss)                  $     (3,237,707)    $          (361,130)
                                    ================     ===================

Loss per common share -
basic and diluted                  $          (0.07)    $             (0.01)
                                    ================     ===================

Weighted average common shares -
basic and diluted                         46,734,000              38,950,000
                                    ----------------     -------------------

      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
                   Condensed Consolidated Statements of Income
                                   (Unaudited)


                                               Cumulative Amounts Since Date
                                                of Inception October 28, 2002
                                                 -----------------------------
Revenue                                            $           10,000

Operating expenses:
   General and administrative                               3,088,081
   Research and development                                 1,463,136
                                                          ------------------
Total operating expenses                                    4,551,217
                                                          ------------------

Operating income/(loss)                                    (4,541,217)

Interest expense                                              481,641
                                                          ------------------

Loss before income taxes                                   (5,022,858)

Income tax benefit                                                  -
                                                          ------------------

Net loss                                                   (5,022,858)

Beneficial conversion feature on preferred stock             (611,784)
                                                          ------------------

Net income/(loss) applicable to common stockholders  $     (5,634,642)
                                                          ==================
     See accompanying notes to unaudited consolidated financial statements.

                            RASER TECHNOLOGIES, INC.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                             Six Months Ended June 30
                                             2004                   2003
                                      ------------------ --------------------
Cash flows from operating activities:
   Net loss                       $       (3,237,707)   $           (361,130)
   Adjustments to reconcile net income to net cash
      used in operating activities
      Depreciation expense                     5,968                       -
      Loss on disposal of assets                 318                       -
      Common stock issued for services     1,781,250                       -
      Beneficial conversion feature          200,000                       -
      Increase in prepaid insurance         (123,612)                      -
      Increase in accounts payable           104,163                  53,266
      Increase in accrued liabilities          1,298                     432
      Increase in unearned revenues           30,000                       -
                                      ------------------ --------------------

      Net cash used in operating
      activities                          (1,238,323)               (307,432)
                                      ------------------ --------------------

Cash flows from investing activities:
   Increase in patents                       (10,081)                   (188)
   Purchase of property and equipment        (47,028)                      -
                                      ------------------ --------------------

      Net cash used in investing
      activities                             (57,109)                   (188)
                                      ------------------ --------------------

Cash flows from financing activities:
   Proceeds from convertible debenture       200,000                       -
   Proceeds from convertible related
   party notes payable                             -                 270,000
   Proceeds from member contributions              -                  81,337
   Proceeds from the sale of common stock  1,044,666                       -
                                    ------------------  --------------------

      Net cash provided by
      financing activities                 1,244,666                 351,337
                                    ------------------    --------------------
Net increase/(decrease) in cash              (50,766)                 43,717

Cash and cash equivalents, beginning
  of period                                  231,703                   5,265
                                   ------------------    --------------------

Cash and cash equivalents, end of period
                                  $          180,937    $             48,982
                                  ==================    ====================


      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

Basis of Presentation

         The accompanying condensed consolidated financial statements of the Company have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the results of operations of the Company for the periods presented. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2003. The results of operations for the three and six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004.

Net Loss Per Common Share

         Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the weighted average dilutive common share equivalents then outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect. Common share equivalents consist of shares issuable upon the exercise of common stock options and warrants, the conversion of any convertible debentures and related accrued interest, and shares issuable upon conversion of any preferred stock. 100,000 shares of common stock issuable upon conversion of the convertible debenture and 100,000 shares of common stock issuable upon exercise of warrants that will be issued upon conversion of the debenture were not included in the calculation of diluted net loss per share because their effect was anti-dilutive.
Stock Based Compensation

         In March, 2004, our Board of Directors adopted the Raser Technologies, Inc. Amended and Restated 2004 Long-Term Incentive Plan, and in May 2004, our stockholders adopted the Amended Plan (the "Plan"). The Plan was adopted to enable the Company (1) to grant a wider range of stock incentive awards, including stock appreciation rights, performance shares and performance units, (2) to provide an automatic annual increase to the number of shares of common stock reserved for issuance under the Plan beginning in 2005 equal to the lesser of 1,750,000 shares, 3% of the outstanding shares on the first of each fiscal year, or an amount determined by the Board, and (3) to provide optional non-employee directors with automatic, nondiscretionary annual stock option grants. As of June 30, 2004, the Company was authorized to issue up to 1,750,000 shares of common stock pursuant to the Plan. The Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights, performance shares and performance units.

     The Company accounts for its stock-based employee compensation issued to directors, officers and employees under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for

Stock Issued to Employees, and related interpretations, and has adopted the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized in the financial statements when options granted under the plan have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. During the quarter ended June 30, 2004 the Company granted stock options totaling 860,000 shares to its employees, directors and service providers. The following table illustrates the effect on net income and earnings per share as if the company had applied the fair value based method to stock-based employee compensation in each period.


                    3 months ended June 30            6 months ended June 30
                    2004            2003             2004             2003
         -----------------   ------------   ----------------- --------------
Net loss as reported $(1,551,680)  $(264,798)   $(3,237,707)  $ (361,130)
Add:  Stock-based
 employee compensation
 expense included in
   reported net income,
   net of related
   tax effects                 -           -              -            -
Deduct:  Total
 stock-based employee
 compensation expense
 determined under
 fair value based
 method for all
 awards, net
 of related tax
 effects              (1,783,682)          -     (1,783,682)           -
                      -----------   ----------   -----------    ------------
Pro forma net loss  $ (3,335,362)  $(264,798)   $(5,021,389)   $ (361,130)
                      -----------   ----------   -----------    ------------
Loss per share
     Basic -
     as reported    $       (.03)  $    (.01)   $      (.07)   $     (.01)
     Basic -
     pro forma      $       (.07)  $    (.01)   $      (.11)   $     (.01)
     Diluted -
     as reported    $       (.03)  $    (.01)   $      (.07)   $     (.01)
     Diluted -
     pro forma      $       (.07)  $    (.01)   $      (.11)   $     (.01)

Convertible Debenture

         On June 2, 2004, we issued $200,000 in Debentures designed as 5% Senior Subordinated Convertible Debentures ("Debentures") with principal and interest due at the earlier of (a) 180 days from the date of issuance, or (b) five (5) days after effectiveness of a registration statement under which the Investor would have piggy-back rights. The debtholder has the option of converting the Debentures into shares of our common stock at a fixed price of $2.00 per share. Because the conversion price of the debenture was below the market price of approximately $4.70 on June 2, 2004, the Company recorded a beneficial conversion feature of $200,000, thus resulting in additional interest expense of $200,000 and an effective interest rate of 105%. In addition, we will issue to the debtholder a warrant to purchase one (1) share of common stock for every one (1) share issuable upon conversion at an exercise price of $3.50 per share. The warrants will have a term of three (3) years and a cash-only exercise provision. Subject to certain conditions, the shares issuable upon conversion and warrants shall have piggy-back registration rights.

Subsequent Event

         On September 14, 2004, the Company finished the third tranche of its private placement sale of preferred stock. The Company sold approximately 4,000 shares of preferred stock for total gross proceeds of approximately $4.24 million.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                DISCLOSURE
                                ----------

     Mantyla McReynolds, Certified Public Accountants, of Salt Lake City, Utah, audited our financial statements for the fiscal year ended December 31, 2002, and reviewed our financial statements for the quarterly periods ended March 31, 2003; June 30, 2003; and September 30, 2003. These financial statements accompanied our Form 10-KSB Annual Report for the year ended December 31, 2002, and our Form 10-QSB Quarterly Reports for the quarters ended March 31, 2003; June 30, 2003; and September 30, 2003, which have been filed with the Securities and Exchange Commission.

     Upon the completion of the Reorganization, Raser's auditors, Tanner + Co., of Salt Lake City, Utah, became our independent auditors and were engaged to audit our financial statements for the year ended December 31, 2003.

     During the most recent fiscal year, and through October 14, 2003, there were no disagreements between us and Mantyla McReynolds, whether resolved or not resolved, on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     With the exception of a "going concern" qualification, the reports of Mantyla McReynolds did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During our most recent fiscal year, and through October 14, 2003, Mantyla McReynolds has not advised us that any of the following exists or is applicable:

     (1) That the internal controls necessary for us to develop reliable financial statements do not exist, or that information has come to their attention that has led them to no longer be able to rely on our management's representations or that has made them unwilling to be associated with the financial statements prepared by management;

     (2) That our company needs to expand significantly the scope of our audit, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause them to be unwilling to rely on management's representations or be associated with our financial statements for the foregoing reasons or any other reason; or

     (3) That they have advised us that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.

     During our most recent fiscal year, and through October 14, 2003, we have not consulted Tanner + Co. regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements or any other financial presentation whatsoever.

                           AVAILABLE INFORMATION
                           ---------------------

     We file periodic reports with the Securities and Exchange Commission. You may inspect and copy these documents at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for additional information. Our Securities and Exchange Commission filings are also available on its web site: http://www.sec.gov.

     We have filed a registration statement with the Securities and Exchange Commission on Form SB-2, under the Securities Act, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or copy these documents at the Public Reference Branch or on the Securities and Exchange Commission's web site.

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                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers.
          ------------------------------------------

     Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

     Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

     Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

     Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.
     Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act,
Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article VIII of our Amended and Restated Bylaws provides for indemnification of our directors, executive officers, employees and agents on substantially the same terms as set forth in the Utah Revised Business Corporation Act.

Item 25.  Other Expenses of Issuance And Distribution.
          --------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered by this registration statement. All of these expenses, except for the Commission registration fee, are estimated:

  Securities and Exchange Commission registration fee........$ 1,966.20
  Legal fees and expenses....................................$20,000.00
  Accounting fees............................................$ 3,500.00
  Printing and engraving expenses............................$ 1,000.00
  Transfer agent fees........................................$   500.00
  Miscellaneous..............................................$   500.00

       Total.................................................$27,466.20

  Item 26.  Recent Sales of Unregistered Securities.
            ----------------------------------------

     We have sold the following restricted shares of common stock during the past three calendar years:

     In January, 2001, we issued 44,000 "unregistered" and "restricted" shares of its common stock to 13 individuals for cash totaling $1,540.

     On October 14, 2003, we issued 42,457,286 "unregistered" and "restricted" shares of common stock to the Raser common stockholders and 300,000 shares of preferred stock to the Raser preferred stockholders in connection with the Reorganization.

     On December 19, 2003, we issued 1,550,000 "unregistered" and "restricted" shares of common stock to 28 investors upon conversion of shares of Series A convertible Preferred Stock in exchange for aggregate proceeds of $930,000.

     On March 4, 2004, we issued 250,000 "unregistered" and "restricted" shares of common stock to our President, John C. Ritter, and 150,000 such shares to our Chief Technical Officer, Timothy D. Fehr, in consideration of services rendered. We issued an additional 125,000 compensation shares to Mr. Ritter on June 16, 2004, and August 24, 2004 (62,500 shares per issuance).

     On May 12, 2004, we issued 32,117 "unregistered" and "restricted" shares of common stock to Monitor Company Group GP LLC in consideration of product development services valued at $110,000. We issued an additional 27,500 shares to Monitor on June 17, 2004, and an additional 17,829 such shares on July 8, 2004.

     On May 21, 2004, we issued a total of 462,333 "unregistered" and "restricted" shares of common stock to 26 "accredited" investors in consideration of gross proceeds of $924,666. On June 29, 2004, we issued an additional 60,000 such shares to two additional "accredited" investors under this offering, for additional gross proceeds of $120,000.

     On July 23, 2004, we issued the first tranche of securities under a Securities Purchase Agreement by which six investors agreed to purchase:

     * a total of 2,080 shares of our Series B Convertible Preferred Stock for a total of $2,080,000, or $1,000 per share; and

     * warrants to purchase an additional 148,570 shares of common stock at a price of $8.55 per share, exercisable for three years.

     On August 17, 2004, and September 15, 2004, respectively, we issued securities under two additional tranches of the Securities Purchase Agreement, making an additional 14 sales. Sales under the three tranches totaled 4,240.5 shares of Series B Convertible Preferred Stock, for total gross proceeds of $4,240,500, and warrants to purchase 302,891 shares of our common stock.

     We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration
Statement:

Exhibit
Number      Description*
------      ------------

 5          Opinion of Branden T. Burningham, Esq. regarding legality

10.1        Securities Purchase Agreement**

10.2        Raser Technologies Disclosures Schedules to Securities Purchase
            Agreement**

10.3        Schedule 6(b)**

10.4        Schedule 6(c)**

10.5 Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock**

10.6        Registration Rights Agreement**

10.7        Common Stock Purchase Warrant**

10.8        Escrow Agreement**

23.1        Consent of Branden T. Burningham, Esq.

23.2        Consent of Tanner + Co.

     * Summaries of any exhibit are modified in their entirety by this reference to each exhibit.

    ** Incorporated by reference from Current Report on Form 8-K dated July 24, 2004, filed July 28, 2004

Item 28.  Undertakings
          ------------

     Raser hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                            SIGNATURES
                            ----------
     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Provo, State of Utah, on September 24, 2004.


                                             Raser Technologies, Inc.


Date: 9/24/2004                              By: /s/ Kraig T. Higginson
      ---------                                 -----------------------
                                                Chief Executive Officer


     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.


Date: 9/24/2004                             /s/ Kraig T. Higginson
      ---------                             ----------------------
                                            Chief Executive Officer and
                                            Director


Date: 9/24/2004                             /s/ William Dwyer
      ---------                             -----------------
                                            Chief Financial Officer


Date: 9/24/2004                             /s/ R. Thomas Bailey
      ---------                             --------------------
                                            Treasurer and Director


Date: 9/24/2004                             /s/ Lee A. Daniels
      ---------                             ---------------------
                                            Director


Date: 9/24/2004                             /s/ David W. West
      ---------                             -----------------
                                            Vice President and Director